SUBSIDIARIES OF THE REGISTRANT

                                                       STATE OF
               NAME                                 INCORPORATION

Infinity Research and Development, Inc.                Missouri
Consolidated Industrial Services, Inc.                 Kansas
L.D.C. Food Systems, Inc.                              New Jersey
CIS Oil and Gas, Inc.                                  Kansas
Consolidated Pipeline, Inc.                            Kansas